AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Energea Portfolio 4 USA LLC

935 Noble Street

Brooklyn, NY 11222

(860) 316-7466

www.energea.com

June 9, 2021

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 4 USA LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell to the public up to $75,000,000 of limited liability company interests designated as “Class A Investor Shares.” The initial price of the Class A Investor Shares will be $1.00 per share and the minimum initial investment is $100.

We are selling these securities directly to the public through the website, www.energea.com, which we refer to as the “Platform.” Currently, we are not using a placement agent or a broker and we are not paying commissions to anyone.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Each Class A Investor Share	$1.00	Zero	$1.00	Zero
Total	$75,000,000	Zero	$75,000,000	Zero

We might change the price of the Class A Investor Shares in the future. See “Securities Being Offered – Price of Class A Investor Shares.”

We refer to the offering of Class A Investor Shares pursuant to this Offering Circular as the “Offering.” The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, IF YOU ARE A NON-ACCREDITED INVESTOR NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limits on How Much Non-Accredited Investors Can Invest” SECTION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY BY CONTRACT AND THERE WILL BE NO READY MARKET FOR RESALE. YOU SHOULD COULD BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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EXECUTIVE SUMMARY

Our Story

The world wants and needs solar energy. Once the stuff of warnings from scientists about what might happen, the global effects of climate change are happening. Once-in-a-century floods, melting glaciers, dramatic increases in forest fires, the rapid extinction of species, ocean water threatening Miami and Manhattan – all due in large part to the carbon emissions of human beings.

While too many political leaders bury their heads in the sand, the private sector is rising to the occasion.

Mike Silvestrini co-founded Greenskies Renewable Energy LLC (“Greenskies”) with $35,000 in 2008. Under Mike’s management, Greenskies built more than 400 solar projects across the United States, counting among its electricity customers Wal-Mart, Sam’s Club, Amazon, Target, municipalities, schools, universities, and large electric utilities. Greenskies was sold in 2017 for an enterprise value in excess of $165 million.

The 400+ solar energy projects developed by Greenskies keep approximately 250,000 metric tons of carbon dioxide out of the Earth’s atmosphere every year.

Chris Sattler co-founded North American Power, a deregulated energy supply company which grew to serve over one million customers with competitively priced energy products. North American Power was sold to the largest retail energy company in the U.S. in 2017.

Mike and Chris are now leveraging the experience and relationships from their past success in the energy industry to identify premium investment opportunities in renewable energy markets around the world from Africa to the U.S. to Latin America.

Mike and Chris formed the Company to buy or build solar energy projects in the United States (each, a “Project”). The Company’s Projects will share the following characteristics:

●	Each Project shall be owned by a Single Purpose Entity (an “SPE”), each a wholly owned subsidiary of the Company.

●	Each Project will have a capacity of between 0.10 megawatts and 10 megawatts (a one-megawatt Project produces enough electricity to power roughly 200 average American homes).

●	In most cases, the Company will not invest in or commence construction of a Project until the entire energy output of the Project has been fully subscribed and the major expenses of building and operating the Project have likewise been fixed by contract. Thus, the cash flow of each Project will largely be established by contract before Investors are exposed to any Project-related risk.

●	The expected Project-level internal rate of return, based on contracts in place at the time the Company invests, will be in the range of 7% to 11%.

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The Offering

The Company is offering to investors up to $75,000,000 of Class A Investor Shares to finance the purchase and development of a portfolio of solar energy Projects.

The cash flow generated by a Project will first be used to pay for the Project’s operating expenses and all additional cash flow will be sent to the Company, then distributed to the owners of the Class A Investor Shares (“Investors”) who will have the right to receive:

●	Monthly distributions sufficient to amortize their investment in the Company over the projected life of the Project, plus

●	A 6% per year compounded preferred return; plus

●	80% of any additional cash flow.

Owners of the Class A Investor Shares will have no voting rights.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTY THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

Apart from the potential economic returns, an Investor who purchases Class A Investor Shares will also be keeping carbon dioxide out of the atmosphere and thereby fighting back against climate change.

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RISKS OF INVESTING

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

The Track Record of Our Principals Does Not Guaranty Success: The principals of the Company and the Manager have been involved in the solar industry for approximately 15 years, developing more than 400 solar projects. See “Past Performance – Our Tack Record.” However, past performance is never a guaranty of future results, and the success of our principals in other solar projects does not guaranty that the Company will be successful.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly, and its future is uncertain. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems.

Fluctuations in Income: Our agreements with customers typically provide for payment based on the actual production of electricity from the Project. Thus, our income will fluctuate based on factors beyond our control, including the number of sunny days.

Competition: There are many solar developers actively building solar projects in the United States. Some of our competitors are much larger and have far more assets. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company’s ability to acquire and develop Projects.

Our Customers Might Default: The Company will have a variety of customers, including businesses and homeowners. Some customers will default. If enough customers default it would hurt the Project in question financially, reducing the anticipated returns and potentially causing us to default on our own obligations.

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We Might Own Only a Small Number of Projects: If the Company is successful raising the full $75,000,000 it is trying to raise, the Company would likely acquire between 50 and 100 Projects. The less money the Company raises, the fewer Projects it will own. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

We Do Not Yet Have Any Revenue: As of the date of this Offering Circular, the Company has acquired one Project, which is under construction. The Company has no revenue.

Political Opposition; Possible Changes in Governmental Policies: As solar and wind energy gain increasing market share, fossil fuel providers are pushing back politically. We expect the political pushback to increase as renewable energy technologies replace fossil fuels on a broad scale. It is possible that certain states will adopt laws hostile to our business, making it more difficult or even impossible to generate profits.

Delays in Connecting to Power Grid: Our Projects must be physically connected to the power grid. Connecting to a power grid can involve both engineering and bureaucratic challenges, and delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from the Project to our customers. Delays in the performance of the interconnecting utility’s obligations to make such grid upgrades can also impact the financial performance of the Projects.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risks, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand and this may adversely impact the ability to build Projects.

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Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately require Investors to return some or all of the distributions they have received pursuant to 6 Del. C. §18-607, which provides, among other things, that if a member of a limited liability company receives a distribution that causes the limited liability company to be insolvent, the member must return the distribution.

Regulatory Risks: All of the Projects will be subject to extensive regulatory requirements, including those imposed by environmental, safety, labor and other regulatory and political authorities. These regulatory requirements will impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties and even a shutdown of the Project.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Project(s).

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the SPE could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The SPE will carry insurance to protect against the potential losses, but the insurance might not be adequate.

We Might Raise More than $75,000,000: Under Regulation A, the Company is allowed to raise a maximum of $75,000,000 each year. Should the Company raise the full $75,000,000 it is trying to raise, it might decide to raise more, in a subsequent year. In that case an early Investor could own a much larger portfolio of Projects than he, she, or it expected.

Risks from COVID-19: As of the date of this Offering Circular, the world economy is beginning to recover from the sharpest and most severe slowdown since at least the Great Depression, and possibly in history, caused by the COVID-19 pandemic. Despite action by governments and central banks, many experts believe the world faces a prolonged, deep recession. Although we believe the Company can thrive despite the COVID-related downturn, neither the Company, the Manager, nor anyone else has any way of knowing exactly how COVID-19 will affect the business.

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No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the Company’s management will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in “Summary of LLC Agreement and Authorizing Resolution – Management.” These very limited circumstances do not include just doing a bad job.

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our management team. If a key member of our management team resigned, died, or became ill, the Company and its Investors could suffer.

Sale of Other Securities: In this Offering, the Company is selling Class A Investor Shares for $1 per share. However, the Company could at any time sell other Class A Investor Shares or other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

●	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

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Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

Conflicts of Interest: The interests of the Company and the Manager could conflict with Investor interests in a number of ways, including:

●	Investor’s interests might be better served if the principals of the Company and Manager devoted their full attention to the Company’s business. Instead, they will also be managing other businesses and business interests simultaneously. For example, two of our affiliates, Energea Portfolio 1 LLC and Energea Portfolio 2 LLC, both managed by our Manager, are focused on solar power projects in Brazil.

●	Our Manager will receive fees based, in part, on the amount of cash flow the Projects generate. The Manager might, therefore, have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in Projects with lower estimated returns.

●	The Manager expects to create other entities that invest in solar projects in the United States. Conflicts could arise as to whether a given Project should be included in the Company or a different entity.

●	The lawyers who prepared this Offering Statement, the LLC Agreement, and the Investment Agreement represent the Company, not the Investor. Investors must hire their own lawyer (at their own expense) if they want their interests to be represented.

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Risk of Failure to Comply with Securities Laws: The current Offering relies on an exemption under Regulation A of the Securities and Exchange Commission. The Company has relied on the advice of securities lawyers and believe the Company qualifies for the exemption. If the Company did not qualify, it could be liable to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

No Market for the Class A Investor Shares; Limits on Transferability: There are several obstacles for an Investor who wishes to sell or otherwise transfer their Class A Investor Shares:

●	There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer.

●	Although the Company offers a limited right of redemption, there is no guaranty that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

●	Class A Investor Shares may not be transferred without the Company’s consent, which we can withhold in its sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company’s internal controls.

The Company is an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless and until the Company becomes a public reporting company.

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The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an “issuer” (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be “hacked,” leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, Manager and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

The Crisis of Climate Change

Climate change is no longer a theory but a fact, in plain view.

As bad as things seem today, they are going to get much worse very quickly unless we act. According to the United Nations Intergovernmental Panel on Climate Change (the “IPCC”), we have until 2030 before rising temperatures cause a climate catastrophe: worse and more frequent cataclysmic weather events, the devastation of many natural plant and animal habitats leading to mass extinctions and the destruction of important ecosystems, interruptions of the global food supply chain, and poverty for hundreds of millions of human beings1.

To put it simply, unless we take dramatic action soon, we will harm the earth and all of its inhabitants irreparably.

The rapid rise in greenhouse gas (“GHG”) emissions is a significant culprit in our crisis. As its name implies, GHG emissions have a “greenhouse effect” on the earth’s climate, allowing sunlight to pass through the atmosphere but preventing heat from escaping.

The single biggest driver in the increase in GHG emissions is the dramatic increase in carbon dioxide emissions. According to the United States Environmental Protection Agency, about three-quarters (76%) of global man-made GHG emissions come from carbon dioxide emissions2.

The sharp rise in carbon dioxide emissions (and in turn GHG emissions), is primarily a post-World War II phenomenon. Between 1850 and 1940 fewer than 5 trillion tons of carbon dioxide emissions were released per year. Beginning in 1950, global carbon dioxide emissions began to increase dramatically to more than 30 trillion tons each year between 2010 and 2020. By 2030, carbon emissions are projected to exceed 38 trillion tons per year and will be more than 42 trillion by 20403.

[1]	https://www.ipcc.ch/site/assets/uploads/sites/2/2019/06/SR15_Full_Report_High_Res.pdf. “Global Warming of 1.5 Degrees Celsius,” IPCC, 2019

[2]	https://www.epa.gov/ghgemissions/global-greenhouse-gas-emissions-data. “Global Greenhouse Gas Emissions Data: Global Emissions by Gas,” United States Environmental Protection Agency (accessed May 17, 2020).

[3]	https://www.c2es.org/content/international-emissions/. “Global Carbon Dioxide Emissions, 1850-2040,” by Center for Climate and Energy Solutions (accessed May 17, 2020).

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The global energy industry is by far the largest industry contributor to GHG emissions. According to the World Resources Institute, the energy industry accounts for 72% of all global GHG emissions, followed by agriculture (11%), land-use change/forestry (6%), and industrial processing (6%)4. Within the energy footprint, electricity and heat constitute the biggest source of GHG emissions (constituting 31% of the energy industry’s footprint), with transportation (15%) and manufacturing/construction a distant second and third respectively5. Thus, if we can change the way we produce energy, we can dramatically decrease the amount of carbon dioxide and GHGs being released into the atmosphere, and in turn prevent the global climate crisis described by the IPCC.

For example, for every megawatt of electrical capacity we can transfer from a coal-burning plant to a solar project, we keep approximately 1,000 tons of carbon out of the atmosphere every year.

Company Overview

The Company was formed to acquire, develop, and operate solar energy projects in the United States (each a “Project”).

The Company has not yet invested in any Projects, but has identified one Project we are likely to invest in, as described in “Our First Projects.” Because the Company has not yet invested in any Projects, it has no cash flow.

Corporate Structure

The Company is a Delaware limited liability company.

Projects will be owned by special-purpose entities (each, an “SPE”). We currently anticipate that each SPE will also be organized a limited liability company, often in Delaware. Thus, the liabilities of a Project held in one SPE should not affect the assets of another Project held in a different SPE.

Typically, the Company will own 100% of each SPE, although there could be instances where the Company is a partner in a SPE with another party, such as the developer of the Project, the former owner, or a tax credit investor. In all cases, the Company will exercise complete management control over the SPE.

The Company and all of its owners are subject to a Limited Liability Company Agreement dated March 22, 2021, which governs the ownership, management, and operation of the Company (the “LLC Agreement”). The key terms of the LLC Agreement are summarized in “Summary of LLC Agreement and Authorizing Resolution,” and a copy of the LLC Agreement is attached as Exhibit 1A-2B.

[4]	https://www.wri.org/blog/2020/02/greenhouse-gas-emissions-by-country-sector. “Four Charts Explain Greenhouse Gas Emissions by Countries and Sectors,” by Mengpin Ge and Johannes Friedrich, World Resources Institute (February 6, 2020).

[5]	Id.

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Management

The Company will be managed by Energea Global LLC, a Delaware limited liability company (“Energea Global” or the “Manager”). The Manager will exercise complete control of the Company, the SPEs and the Projects. For example, the Manager will select each Project, negotiate the terms of the contracts for each Project, decide whether to borrow money and, if so, how much, oversee the design and construction of unbuilt Projects, perform due diligence on Projects the Company may acquire, decide whether and when to sell Projects, decide how much capital to raise through the sale of Class A Investor Shares, and decide how and whether to raise capital through other means.

Investors will have the right to remove the Manager only for narrowly defined “cause,” and then only after following a procedure set forth in the LLC Agreement. See “Summary of LLC Agreement and Authorizing Resolution.”

The Manager is, in turn, owned and controlled by Mike Silvestrini and Chris Sattler. See “Our Management Team.”

Typical Project Characteristics

●	Power Capacity: We intend to focus on Projects of between 0.1 megawatts and 10 megawatts. (NOTE: The capacity of a solar project is determined in accordance with “standard testing conditions” established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance.)

●	Locations: We select locations based primarily on:

○	Demand for alternative energy;

○	Efficient access for maintenance;

○	Interconnection points with the electricity grid;

○	Solar irradiance; and

○	State-level policies that enable the development of renewable energy projects.

●	Right to Land: Some Projects owned by the Company will be installed on Customer’s rooftops, others will be located on remote parcels of real estate. In either scenario, the Company, and more specifically, the SPE, will obtain rights to access the Project to construct and maintain the Project. For rooftop Projects, site access is most commonly granted through the Power Purchase Agreement with the Customer. For Projects on remote real estate, the SPE will either purchase or lease the Property to ensure adequate access rights are protected.

●	Connecting Projects to Subscribers: All Projects acquired or constructed by the Company will require permission to interconnect to the local electric grid. This permission is granted by the local interconnecting utility company.

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●	Our Solar Equipment: We use the same basic equipment used across the solar industry: the solar panels themselves, which turn sunlight into electrical energy; and the inverters, which convert the direct current from the panels to the alternating current used in homes and businesses. However, we buy our equipment only from certain manufacturers known for high quality and financial strength.

●	State-Level Incentives: Many states in the United States have certain incentives to promote the development of renewable energy projects. There are a wide range of incentive types that include renewable energy credits (“RECs”), property and sales tax exemptions, net metering and community solar. The Company will seek to optimize those state-level incentives in order to increase the expected return on investment for the investors which may include transactions with third parties to monetize the renewable energy credits.

●	Federal Incentives: In addition to state-level incentives, the Federal Government of the United States has created multiple tax-related incentives to promote the development of renewable energy projects. The incentives include the Investment Tax Credit (“ITC”), MACRS accelerated depreciation and bonus depreciation. The Company will seek to optimize those federal-level incentives in order to increase the expected return on investment for investors which may include transactions with third parties for the purpose to monetizing certain tax advantages (“Tax Equity”).

●	When the Company Invests in Projects: Normally, the Company will not invest in a Project until certain conditions are satisfied. Among these:

○	The SPE has executed contracts to access the Project, for engineering, procurement and construction of the Project, for operations and maintenance, and for the sale of the electricity;

○	The electric utility has confirmed that the Project can connect with the electric grid;

○	All environmental and installation permits have been obtained;

○	We have executed installation service agreements (e.g., for all civil and site work, electrical installation, installation of racking, etc.); and

○	We have obtained insurance.

Thus, in most cases Investors are not exposed to any Project-level risks until all these conditions are satisfied. However, the Company might make exceptions for exceptionally promising Projects.

How the Company Finds Projects – Development Companies

By and large, the Company finds Projects in partnership with third parties who are focused on developing solar projects, which we refer to as “Development Companies.” In addition, the Manager may develop Projects on its own initiative, without third parties.

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The Company’s relationship with Development Companies can take a number of different forms. Sometimes a Development Company will not only identify a potential project, but also permit, engineer and construct it. Sometimes a Development Company will provide operations and maintenance support for a Project after it’s built. Sometimes a Development Company will sell a Project SPE and exit the Project entirely. In general, the Development Company is responsible for ensuring that all the conditions described in “Typical Project Characteristics – When We Invest in Projects” immediately above.

NOTE: Development Companies are compensated for their work and their risk. This may include a developer fee or a continued economic interest in the Project SPE.

Leverage

The Company might (or might not) borrow money to invest in Projects, depending on the circumstances at the time. If the Company can raise money from Investors quickly enough through this Offering, the Company probably will not borrow. On the other hand, if the Company needs to move quickly on a Project and has not yet raised enough capital through this Offering, it might make up the shortfall through borrowing. The Manager will make this decision on an as-needed basis.

Sale of the Projects

Currently, the Company plans to hold our Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell one or more Projects, however, the Manager’s experience in the industry suggests that the Projects could be sold for a profit:

●	Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. From the perspective of such a fund, any of the Projects or indeed the entire portfolio of Projects would be an attractive investment. With both revenue and most expenses locked in by contract, the cash flow should be predictable and consistent for as long as 20 years.

●	Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, the portfolio of Projects is expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an investment-banker-grade transaction.

●	Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in projects that are already generating positive cash flow, referred to as “stabilization.” Thus, the Company will acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the Portfolio stabilizes.

●	Increase in Residual Value: When the Company acquires a Project, the appraisal is based solely on the cash flows projected from executed contracts, with no residual value assumed for the Project. Truthfully, there is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale into the merchant energy markets. This creates a sort of built-in “found value” for our Projects, which may be realized upon sale.

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Our Revenue and Expenses

Revenue

The revenue from our Projects will consist primarily of the payments we receive from customers from the sale of electricity.

Expenses

The principal expenses of the Projects will consist of:

●	Payments to third parties to operate and maintain the Projects

●	Rental payments to landowners (if applicable)

●	Debt service payments (where we borrow money)

●	Utilities

●	On-site security

●	Payments to the third parties that manage subscribers (for community solar Projects)

Offices and Employees

The Company itself will not have offices or employees. Instead, the Manager will provide all services required to operate the Company (other than on-site construction, operation, and maintenance and other services provided by third parties), as well as the office space and equipment necessary to provide such services.

Factors Most Likely to Affect Our Business

The ability of the Company to conduct its business successfully depends on several critical factors:

●	The Price of Electricity from Other Sources: Although some of our customers will choose solar power because they care about the environment and climate change, ultimately our Projects must compete on price. Our competitors include not just traditional utilities using fossil fuels, but other renewable energy project developers.

●	Government Policies: Depending on the political environment, government policies could favor or disfavor solar power. For example, the Biden Administration has announced a major initiative to develop additional infrastructure which may include a cash refund in lieu of an investment tax credit which may benefit the Project economics and reduce reliance on tax equity markets.

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PAST PERFORMANCE

Greenskies Renewable Energy, LLC

Mike Silvestrini co-founded Greenskies Renewable Energy LLC (“Greenskies”) with a $35,000 family loan in 2008. Under Mike’s leadership, Greenskies:

●	Built more 400 solar projects ranging from 200kW to 5MW, across 23 states from California to North Carolina.

●	Closed and managed over $500 million of project finance.

●	Signed some of America’s largest corporations as customers, including Wal-Mart, Sam’s Club, Amazon, and Target, as well as schools, universities, municipalities, and several large utilities.

●	Did not experience a single customer default.

●	Created thousands of direct and indirect jobs.

●	Built best-in-industry information technology.

●	Was named one of the Best Places to Work by the Hartford Courant in 2016.

●	Was sold in 2017 for an enterprise value in excess of $165 million.

The business of Greenskies is very similar to the business of the Company. The type and the size of solar project is similar, the construction methods are similar, and the equipment itself will be nearly identical.

CAUTION: Past performance does not guaranty future results. Even though Mr. Silvestrini was successful with Greenskies, there are many reasons why the Company might not be successful, including all of those listed in “Risks of Investing.”

Brazilian Solar Energy Funds

Energea Global, the Manager of the Company, is also the manager of two funds formed to acquire and operate solar power projects in Brazil:

●	Energea Portfolio 1 LLC, which was formed to acquire and operate projects with large business customers.

●	Energea Portfolio 2 LLC, which was formed to acquire and operate projects with residential and small business customers.

Both companies are conducting offerings under Regulation A, seeking to raise up to $50 million apiece. Both offerings were qualified by the SEC on August 13, 2020. As of April 30, 2021 Energea Portfolio 1 LLC had raised $230,510 and Energea Portfolio 2 LLC had raised $650,590.

To date, Energea Portfolio 1 LLC has acquired two solar projects and Energea Portfolio 2 LLC has acquired three.

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THE COMPANY’S INITIAL PROJECT

As of the date of this Offering Circular the Company does not own any Projects and therefore has no cash flow or revenues. That said, the Company expects to acquire the following Project first:

West School
Power Capacity	299.4 kW
Name of SPE	Phytoplankton Ponus Ridge Solar LLC
Location	New Canaan, CT
Land Status	Rooftop Project
Customer	Town of New Canaan
Initial Contract Term	20 yrs
State Incentive	Connecticut ZREC
Purchase Price	$500,000.00
Estimated Equity	$380,000.00
Estimated Tax Equity	$120,000.00
Estimated Project IRR*	7.3%

*We calculate the internal rate of return for the Project based on the anticipated cash flows from the Project. In calculating the internal rate of return we assume that the Project will have a zero value at the expiration of the initial contract term. This is intentionally a conservative assumption. In almost all cases a Project will have some residual value, and sometimes a significant residual value. For example, we might enter into a new contract for the Project, even if at a lower price.

For each Project the Manager prepares a Project Memo, which includes extensive information about the Project as well as our financial assumptions and estimated results of operations. The Project Memo for the West School Project is attached as Appendix A to this Offering Circular. If and when the Company acquires additional Projects, we will provide a Project Memo for each.

The Estimated Results of Operations for each Project, including the West School Project, are based on contracts that have already been negotiated. Together, these contracts establish most of the revenue and expense items for each Project, although items of revenue and expense can vary based on built-in adjustment mechanisms like consumer prices. Items reflected in the Estimated Results of Operations other than those reflecting the terms of these contracts are based on assumptions the Manager believes are reasonable.

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Key Contracts

The following summarizes the key contracts for the West School Project, each of which is attached as an Exhibit to this Agreement.

In addition to the Company, the contracts involve the following parties:

Phytoplankton Ponus Ridge Solar LLC, a Delaware limited liability company (“PPRS”)	The special purpose vehicle formed to operate the West School Project, initially owned by an unrelated party, Plankton Energy, then purchased by the Company.
Plankton Energy, LLC, a New York limited liability company (“Plankton Energy”)	An unrelated party engaged in the business of solar power development, i.e., a Development Company.
Connecticut Light and Power Company (the “Utility”).	The licensed utility that supplies power in the region where the West School is located.
Town of New Canaan Public Schools (the “School District”).
Plankton Asset Management LLC, a Delaware limited liability company wholly-owned by Plankton Energy (“Plankton Asset Management”)	An unrelated party engaged in the business of operating and maintaining solar power projects.
Centurion Solar Energy LLC, a ________________ limited liability company (the “Contractor”).	An unrelated party engaged in the business of building solar power projects.

Operating Agreement of SPE – Exhibit 1A-4B

Parties	Originally, Plankton Energy and PPRS. However, Plankton has assigned its interest to the Company pursuant to the Membership Interest Purchase Agreement.
Date	October 22, 2020
Summary	This contract governs the internal affairs of PPRS.

Solar Power Purchase Agreement – Exhibit 1A-4C

Parties	PPRS and the School District.
Date	December 20, 2020
Summary	In this contract, PPRS agrees to sell electricity to the School District.

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Contract for Connecticut Renewable Energy Credits – Exhibit 1A-4D

Parties	Originally, the Utility and the School District. However, the School District has assigned its interest to PPRS.
Date	November 26, 2018
Summary	In this contract, the Utility commits to pay the School District based on the solar energy purchased by the School District.

Solar Photovoltaic Construction Agreement – Exhibit 1A-4E

Parties	PPRS and the Contractor.
Date	December 4, 2020
Summary	In this contract, the Contract agrees to build the Project for PPRS.

Construction Management Agreement – Exhibit 1A-4F

Parties	PPRS and Plankton Energy.
Date	March 31, 2021
Summary	In this contract, PPRS engages Plankton (its parent company at the time the contract was entered into) to manage construction of the Project.

Membership Interest Purchase Agreement – Exhibit 1A-4G

Parties	The Company and Plankton Energy.
Date	March 30, 2021
Summary	In this contract, the Company agreed to purchase all of the limited liability company interests of PPRS from Plankton Energy, making PPRS a wholly-owned subsidiary of the Company.

Operation and Maintenance Agreement – Exhibit 1A-4H

Parties	PPRS and Plankton Asset Management.
Date	December 11, 2020
Summary	In this contract, PPRS engages Plankton Asset Management (an affiliate at the time the contract was entered into) to perform day-to-day operation and maintenance services for the Project.

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SECURITIES BEING OFFERED: THE CLASS A INVESTOR SHARES

Description of Securities

The Company is offering to the public up to $75,000,000 of Class A Investor Shares, which represent limited liability company interests in the Company. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

●	The LLC Agreement, which is attached as Exhibit 1A-2B; and

●	The Authorizing Resolution, which is attached as Exhibit 1A-2C.

Price of Class A Investor Shares

Initially, the Company will offer the Class A Investor Shares at $1.00 per Class A Investor Share. During the term of this Offering, the Company expects to increase or decrease the price per Class A Investor Share to reflect changes in the value of the Projects and equalize returns for investors who invest at different times.

The value of the Projects will be determined by the Manager in its sole discretion using the comprehensive financial model it has developed for the Projects, projecting their cost and revenue (the “Financial Model”). In general, the Financial Model determines the value of Projects, and thus, the price of Class A Investor Shares is based on the current net present value of the Project’s long term contracted free cash flow. Thus, factors that could cause changes to the price of Class A Investor Shares include (i) the addition of new Projects, (ii) changes in the anticipated revenue or costs associated with a Project, and (iii) the passage of time (as Projects release dividends, energy contracts age and the assets depreciate).

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager, Energea Global, exclusively.

Distributions

The Company intends to make distributions monthly, as conditions permit. The order of distributions will be governed by the Company’s LLC Agreement and by the Authorizing Resolution.

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Distributions are divided into two categories:

●	Distributions of ordinary operating cash flow from the Projects; and

●	Distributions of the net proceeds from “capital transactions” like the sale or refinancing of Projects (“net proceeds” means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt).

Distributions of ordinary operating cash flow will be made as follows:

●	The Manager calculates the projected monthly operating cash flows from the Projects based on the contracts in place and other assumptions defined in the Project Memo for each Project (“Projected Cash Flow”).

●	The Projected Cash Flow is used to calculate a targeted internal rate of return (“IRR”) for investments in the Company.

●	A portion of the Projected Cash Flow will be paid to Investors before the manager receives its Promoted Interest (“Preferred Return”). See Compensation of Management – Promoted Interest.

●	To calculate the Preferred Return payment for each month, the Projected Cash Flow is multiplied by a percentage, such that the projected IRR of the Company is 6% (the “Adjusted Operating Cash Flow”).

●	Each month, the Adjusted Operating Cash Flow for that month is distributed to Investors.

●	If the actual operating cash flow for any month exceeds the Adjusted Operating Cash Flow, we distribute the excess 80% to investors and 20% to the Manager.

●	If the actual operating cash flow for any month is less than the Adjusted Operating Cash Flow, the Investors receive all the cash flow for that month and the shortfall is carried forward so that Investors achieve their 6% Preferred Return prior to any Promoted Interest is paid.

EXAMPLE: By way of example, suppose the Company has invested in one hypothetical Project with a projected lifespan of five years and the following Projected Cash Flow (note: this example shows annual cash flow, but actual calculations will be done monthly):

Project Cost	Year 1 Operating Cash Flow	Year 2 Operating Cash Flow	Year 3 Operating Cash Flow	Year 4 Operating Cash Flow	Year 5 Operating Cash Flow
$10,000	$3,500	$2,500	$4,000	$2,200	$3,000

Those cash flows yield an IRR of 16.35%.

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To calculate the Adjusted Operating Cash Flow the Manager finds a single percentage which, when multiplied by each year of Projected Cash Flow, yields an IRR of 6% rather than 16.34%. For this hypothetical Project, that single percentage is 77.716%. The Manager multiplies each year’s Projected Cash Flow by 77.716%:

Project Cost	Year 1 Adjusted Operating Cash Flow	Year 2 Adjusted Operating Cash Flow	Year 3 Adjusted Operating Cash Flow	Year 4 Adjusted Operating Cash Flow	Year 5 Adjusted Operating Cash Flow
$10,000	$2,720.07	$1,942.91	$3,108.65	$1,709.76	$2,331.49

Thus, for this hypothetical Company cash flow scenario, Investors would receive the first $2,720.07 of operating cash flow in Year 1, the first $1,942.91 in Year 2, and so forth. If the Project actually generated $3,500 of operating cash flow in Year 1, as projected, then Investors would receive the first $2,720.07 and the balance, or $779.93, would be divided 80%, or $623.94, to Investors and 20%, or $155.99, to the Manager.

Distributions of the net proceeds from a capital transaction will be made in the following order or priority:

●	First, Investors will receive all the net proceeds until they have received a 6% internal rate of return from the portfolio.

●	Second, any remaining net proceeds will be distributed 80% to the Investors and 20% to the Manager.

We refer to the amounts distributed to the Manager as its “Promoted Interest.”

The Company expects to make distributions of ordinary operating cash flow on a monthly basis. Distributions of the net proceeds from capital transactions will be made, if at all, upon the occurrence of a capital transaction.

Whether to distribute operating cash flow or capital proceeds, and how much to distribute, are in the sole discretion of the Manager. No returns are guaranteed. Investors will receive distributions only if the Company generates distributable cash flow from the Projects.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described above, depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

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Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company. However, there could be circumstances where an Investor who has received distributions with respect to his, her, or its Class A Investor Shares is required to return part or all of the distribution.

How We Decide How Much To Distribute

To determine how much to distribute, the Manager will calculate the revenue from each Project, add miscellaneous income like interest, add any proceeds the SPE may have received from the sale or refinancing of Projects, then subtract actual expenses of operating the Projects, including debt service, operations and maintenance, insurance, banking and accounting expenses. Then, any expenses borne at the Company level (i.e. annual financial audits, legal expenses or costs associated with this Regulation A offering) are paid for. Finally, depending on the circumstances at the time, the Manager may decide how much should be held in reserve against future contingencies. The amount distributed is therefore the revenue from the Projects, minus all Project expenses, minus Company expenses, minus the reserve amount for any given month.

The revenue and expenses of our Projects will be denominated in USD.

Withholding

In some situations, the Manager might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor’s bank account.

No Guaranty

The Company can only distribute as much money as the Company has available for distributions. There is no guaranty that the Company will have enough money, after paying expenses, to distribute enough to pay a 6% annual return to Investors or even to return all of their invested capital.

Transfers

Investors may freely transfer their Class A Investor Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, and (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer.

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Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

●	If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

●	If the Manager determines that the Investor has engaged in certain misconduct.

If an Investor’s Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid through the Platform.

Limited Right of Redemption

An Investor who has owned Class A Investor Shares for at least three years may sell their shares through the Platform. Upon receipt of a redemption request, via the Platform, the Manager shall use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Shares, the Investor may either rescind or maintain the request.

In seeking to accommodate a request of redemption from an Investor, the Manager is not required to do any of the following:

●	Buy the Class A Investor Shares for its own account;

●	Contribute money to buy the Class A Investor Shares;

●	Borrow money or dispose of assets; or

●	Take any other action the Manager believes would be adverse to the interests of the Company, itself or its other Investors.

If an Investor’s Class A Investor Shares are purchased pursuant to a redemption request, the price per share at the time of such redemption, as determined by the Financial Model.

If more than one Investor asks the Manager to purchase or arrange for the purchase of Class A Investor Shares, the Manager will consider the requests in the order received.

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Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Class A Investor Shares and Common Shares. Investors will own all the Class A Investor Shares while the Manager will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

●	Distributions: As the holder of the Common Shares, the Manager will be entitled to the distributions described above.

●	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

●	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

●	Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an “accredited” investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” includes:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65);

●	A natural person who is a “knowledgeable employee” of the issuer, if the issuer would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “ICA”) but for section 3(c)(1) or section 3(c)(7) of the ICA;

●	An investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”) or the laws of any state;

●	Investment advisers described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company;

●	A charitable organization, corporation, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million;

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●	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

●	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by such family office;

●	Entities, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that were not formed to invest in the securities offered and own investment assets in excess of $5 million; or

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.”]

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the greater of:

●	10% of their annual income; or

●	10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

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SALE AND DISTRIBUTION OF SECURITIES

The Company is offering to sell up to $75,000,000 of Class A Investor Shares to the public.

The Offering will begin as soon as our Offering Statement is “qualified” by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any securities.

The Company is not using an underwriter or broker to sell the Class A Investor Shares, and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will return all the Investor’s money without interest or deduction.

After the Offering has been “qualified” by the Securities and Exchange Commission, the Manager intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with 17 CFR §251(d)(1)(iii), which provides that any written offers must be accompanied with or preceded by the most recent offering circular filed with the SEC. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

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HOW TO INVEST

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

●	Your name and address

●	Your email address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you are not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is attached as Exhibit 1A-4.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your “subscription.” The Manager will review your subscription and decide whether to accept it. The Manager has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When and if the Manager confirms that your subscription is complete and decided to accept your subscription, the Manager will release your money from the escrow account to the Company.

Once the Manager has accepted your subscription, you will be notified by email and the investment process will be complete. The Manager will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering. For more information, please refer to “Limit On Amount a Non-Accredited Investor Can Invest.”

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USE OF PROCEEDS

The Manager expects the Offering itself to cost about $50,000, including legal and accounting fees – principally the cost of preparing this Offering Circular, having the Offering “qualified” by the SEC, and filing notices with states where our investors live, as required by state law. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to acquire Projects.

We might acquire Projects using the Manager’s capital before we have raised enough capital from Investors. In that case we will replace the Manager’s capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same terms as other Investors.

The Company is not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Investor Shares. Because we are not paying any commissions, more of your money can go to work for you. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser or intermediary will be paid a fee from their client’s invested funds. In such cases, the client (rather than the Company) is paying those fees.

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SUMMARY OF LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement called “Limited Liability Company Agreement” dated March 22, 2021. We refer to this as the “LLC Agreement.”

The Class A Investor Shares being offered in this Offering were created when the Manager adopted a resolution pursuant to section 3.1 of the LLC Agreement. We refer to this as the “Authorizing Resolution.”

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B, and by the Authorizing Resolution itself, which is included as Exhibit 1A-2C.

Formation and Ownership

The Company was formed in Delaware on March 11, 2021 pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as “Shares,” while the owners, are referred to as “Investor Members.”

Immediately before this Offering, the only owner of the Company was the Manager. Investors who buy Class A Investor Shares in the Offering will become owners, and the Company might admit other owners in the future.

Shares and Ownership

The interests in the Company are denominated by 501,000,000 “Shares”. The Manager may further divide the 500,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions.

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an “Investor Member” under the LLC Agreement.

The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

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Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for “cause” under a procedure set forth in section 5.6 of the LLC Agreement.

The term “cause” includes:

●	An uncured breach of the LLC Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least 75% of the outstanding Investor Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager’s (i) willful misfeasance, (ii) bad faith, or (iii) gross negligence in the performance of, or reckless disregard of its duties under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as “exculpation.”

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The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Manager or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “Securities Being Offered – Distributions.”

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the Manager via the Platform.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor’s Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in “Management Fees.”

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Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Investor Shares owned by an Investor in any of three circumstances (in effect kicking the Investor out of the deal) as described in “Securities Being Offering – Mandatory Redemptions.”

“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Conform to this Offering Circular;

●	Comply with any law;

●	Ensure that the Company isn’t treated as an “investment company” within the meaning of the Investment Company Act of 1940;

●	Do anything else that could not reasonably be expected to have, an adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

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Information Rights

Within 120 days after the end of each fiscal year of the Company, the Manager will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, and (ii) audited financial statements of the Company.

In addition, each year the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

As a “Tier 2” issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

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U.S. FEDERAL INCOME TAXES

The following summarizes the most significant Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current U.S. Internal Revenue Code (the “Code”), the current regulations issued by the Internal Revenue Service (“Regulations”), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a Partnership

The Company will be treated as a partnership for federal income tax purposes, while each SPE will be disregarded for tax purposes. As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his, her, or its federal income tax return a distributive share of the Company’s income, gains, losses, deductions and credits for the taxable year, without regard to whether the Investor receives any distributions. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

Each Investor will receive an IRS Schedule K-1 each year, showing the Investor’s distributive share of the Company’s income, gains, losses, deductions and credits. The Manager will try to have K-1s to Investors no later than February 28th.

Deduction of Losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his, her, or its allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income from passive activities.

Limitation on Capital Losses

An Investor, who is an individual, may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

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Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase Class A Investor Shares and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) pursuant to the rules set forth in the LLC Agreement. In general, the Company will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner’s share of the Company’s debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

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Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company’s income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Class A Investor Shares or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

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If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was organized under the Delaware Limited Liability Company Act on March 11, 2021. As of the date of this Offering Circular, we have not yet begun operations other than those associated with general start-up and organizational matters. As of the date of this Offering Circular, the Company has acquired one Project under construction and has no revenues or cash flows.

The Company is obligated to reimburse the Manager for expenses the Manager incurs in connection with the Offering, before the Offering Circular is qualified by the SEC. We currently estimate that those expenses will be approximately $50,000.

We intend to use the proceeds of this Offering to build, acquire, and operate Projects.

Apart from our efforts to raise money from the sale of Class A Investor Shares in this Offering, we are not aware of any trends or any demands, commitments, events, or uncertainties that will result in or that are reasonably likely to result in our liquidity increasing or decreasing in any material way.

Liquidity and Capital Resources

Our Manager has advanced $___________ to the Company to ensure that the Company can acquire and operate the West School Project. The Manager’s advance will be repaid from the proceeds of the Offering, if any.

Otherwise, the Company has no immediately available sources of liquidity other than the proceeds of the Offering. At the same time, the Company currently has no capital commitments other than those associated with the West School project. The Company intends to make capital commitments only if it raises sufficient funds in the Offering.

Trends

The Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources. We caution, however, that any of the items listed in “Risks of Investing,” including but not limited to the risks presented by the COVID-19 pandemic, could have a material adverse effect.

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OUR MANAGEMENT TEAM

Names, Ages, Etc. *

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Directors
Mike Silvestrini	Director	41	One year	N/A
Chris Sattler	Director	41	One year	N/A
Executive Officers
Mike Silvestrini	Partner	41	Indefinite	Full Time
Chris Sattler	Partner	41	Indefinite	Full Time
Significant Employees
Gray Reinhard	CTO	37	At will	Full Time
Isabella Mendonça	General Counsel	30	At will	Full Time
Luiz Leão	CFO	33	At will	Full Time

*	The Company itself has no officers or employees. The individuals listed above the Directors, Executive Officers, and Significant Employees of Energea Global, the Manager of the Company.

Family Relationships

There are no family relationships among the Executive Officers and significant employees of the Company.

Ownership of Related Entities

Energea Global, the Manager of the Company, is owned by Mike Silvestrini and Chris Sattler.

Energea Global may create an affiliated development company in the United States to perform certain services related to the origination, development and operations of the Projects. If such an entity is created, it would be owned by Energea Global.

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Business Experience

Mike Silvestrini

Mike co-founded Greenskies Renewable Energy, LLC (“Greenskies”) with a $35,000 family loan in 2008 and sold the company for more than $165 million enterprise value in 2017. Mike was directly responsible for closing and managing over $500 million of project finance, building and owning over 400 solar projects ranging from 200kW to 5MW, creating industry-leading operations asset management departments and expanding the company’s footprint across 23 states from California to South Carolina. Greenskies was ranked #1 by market share for commercial and industrial solar developers by Greentech Media, with customers including Wal-Mart, Sam’s Club, Amazon, Target and several of the largest electric utilities in the United States. It was also named one of the Best Places to Work by the Hartford Courant in 2016.

Mike was named “40 Under 40” by the Hartford Business Journal in 2012, and again by Connecticut Magazine in 2016. In 2017, he was named Entrepreneur of the Year by Junior Achievement. He was a national merit scholar at Boston University and was a Peace Corps volunteer in Mali, West Africa. He also serves on the Board of Directors of Big Life Foundation, a wildlife conservation and security group based in Kenya.

Mike lives in Connecticut with his wife and two children.

Chris Sattler

Chris is an experienced energy executive with a track record of startup success. He has founded over 10 companies with the majority in the retail energy industry. Previous positions include Vice President at Clean Energy Collective, President of Plant.Smart Energy Solutions, and Co-Founder and COO at North American Power.

As COO of North American Power, Chris led the company into 35+ utility markets throughout the United States, with over 1,000,000 residential and small commercial customers. In 2017 the company was sold to Calpine, the largest independent power producer in North America. At the time of sale, North American Power had annual gross sales in excess of $850 million.

Chris studied at the University of Connecticut, School of Business, and received a Bachelor’s degree in Real Estate and Urban Economics. He is also a Harvard Business School Alumni through the Program for Leadership Development. He lives in Rio De Janeiro.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray’s career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country’s largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects.

Most recently, Gray served as CTO for real estate technology company Dwell Optimal which leverages technology to reinvent the corporate travel experience. Gray studied at Princeton University and currently splits his time between Greenpoint, Brooklyn and his cabin in the Catskills.

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Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy Group, working in regulatory, contractual and corporate matters related to renewable energy project development.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master’s degree (LLM) from the University of Chicago, where she currently lives.

Luis Leão

With more than a decade of experience in finance, Luiz has held positions in large investment banks such as BTG Pactual and XP Inc. where he was responsible for fundraising and originating, structuring and developing transactions with large corporate clients, financial sponsors and family offices. Led or participated in infrastructure financing deals including more than 500MW of renewable energy projects.

Legal Proceedings

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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Summary of Business Experience

The following chart summarizes the business experienced of our management team over the last five years:

Name	Employer(s)	Position(s)	Duties
Mike Silvestrini	● Greenskies ● Self-employed ● Energea Global	● Founder ● CEO ● Principal Partner	All aspects of creating and leading enterprises focused on distributed-scale renewable energy.
Chris Sattler	● North American Power ● Plant Smart Energy Solutions ● Clean Energy Collective ● Energea Global	● Founder ● COO ● VP of Business Development ● Principal Partner	All aspects of creating and leading enterprises focused on deregulated energy, with a focus on business development and expanded knowledge of solar and community solar business models.
Gray Reinhard	● Greenskies ● Self-Employed ● Dwell Optimal ● Energea Global	● CTO ● Software Engineer ● CTO ● Partner, CTO	Building, designing, and maintaining technology platforms for project management, corporate real estate, and crowdfunding investments in renewable energy.
Isabella Mendonça	● Deloitte ● Mayer Brown	● Corporate Counsel ● Associate Counsel	Responsible for regulatory, contractual and corporate matters related to renewable energy project development
Luiz Leão	● BTG Pactual ● XP Investimentos	● Associate Director ● Analyst	Responsible for corporate and investment banking coverage for the south region of Brazil.

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COMPENSATION OF MANAGEMENT

Overview

The Manager makes money from the Company in (only) three ways:

●	They receive fees;

●	They invest alongside Investors and receive the same distributions as Investors; and

●	They receive the Promoted Interest.

All three forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Mike Silvestrini, the Managing Partner of the Manager, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of his compensation is paid from the fees paid to the Manager and from the Promoted Interest. The same is true for all of the other executive officers and employees.

Fees

Type of Fee	Description
Reimbursement

The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the Securities and Exchange Commission.

Estimate: We currently estimate that those expenses will be approximately $50,000.

Asset Management

The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in Projects that have begun to generate distributions.

Estimate: The amount of the asset management fee will depend on (i) how much capital is raised in the Offering, and (ii) the value of our Projects. If we acquire the first Project solely with equity (i.e., without borrowing) and they begin to generate distributions, the asset management fee would be approximately $920 per month.

Developer

The Manager or a Development Company affiliate of the Manager, might originate and develop Projects that are acquired by the Company. If so, the Manager or the affiliate, whichever the case may be, shall be entitled to compensation that is no greater than 7% of the Project’s cost.

Estimate: The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

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Co-Investment

The Manager (and possibly its affiliates) might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors.

Promoted Interest

As described in “Securities Being Offered – Distributions,” the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager’s “Promoted Interest.” How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

●	The total returns the Company is able to achieve;

●	When those returns are achieved;

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

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Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	● Reimbursement of Expenses
Acquisition of Projects	● Asset Management Fee ● Developer Fee
Operation of Projects	● Asset Management Fee ● Promoted Interest
Sale of Projects	● Asset Management Fee ● Promoted Interest

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTION

As of the date of this Offering Circular, we anticipate that the Company will enter into transactions with related parties in at least one circumstance: where the Company acquires a Project from a related Development Company. Any such arrangement will be substantially the same the terms as transactions with unrelated Development Company.

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

●	The Manager;

●	Any Director, Executive Officer, or Significant Employee of the Company or the Manager;

●	Any person who has been nominated as a Director of the Company or the Manager;

●	Any person who owns more than 10% of the voting power of the Company or the Manager; and

●	An immediate family member of any of the foregoing.

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APPENDICES

Appendix A – West School Project Memo

West School

New Canaan, CT

March 30, 2021

NTP Draft

299.4 kW (DC) Solar

Developed by Energea Global LLC

Project Summary

The project is a 299.4 kW (DC) solar power plant to be located on the roof of West Elementary School that will be connected to the Eversource electricity distribution grid in New Canaan, CT (“Project”). The Project has signed a 20-year contract to sell all electricity to the West School though a power purchase agreement (“PPA”) and has another contract to sell all the zero carbon renewable energy credits (“ZREC’s”) to Eversource. These two contracts will comprise all the revenue to the Project.

Project Details

Project Single Purpose Entity	Phytoplankton Ponus Ridge Solar LLC
Project Owner	Energea Portfolio 4 USA LLC
Energy Customer	West Elementary School
Project Developer	Plankton Energy LLC
State	Connecticut
City	New Canaan
Coordinates	41°07’36.9“N 73°31’11.964“W
Land Status	NA
Utility	Eversource
Project Status	Notice to Proceed

System Details

Technology	Rooftop Solar
System Size kW (DC)	299.4
Est. Year 1 Production (kWh)	348,343
Useful Equipment Life (Years)	30

Contract Details

Initial Contract Term (Years)	PPA term 20 years ZREC term 15 years
Contract Type	PPA + ZREC
Construction Deadline	NA
PPA + ZREC Price (per kWh)	$0.0385 + $0.095
Estimated Customer Energy Generation Savings	56%
Early Termination Penalty	Schedule starting at $875,000 for year 1 and decreasing to $83,000 in year 20.

Financial Details

Project Acquisition Cost ($USD)	$210,158.00
Project Hard Costs ($USD)	$209,587.00
Project Soft Costs ($USD)	$0.00
Developer Fee ($USD)	$79,637.62
Cost to Energea Portfolio 4 ($USD)	$379,637.62
Tax Equity ($USD)	$120,000
Sponsor Equity ($USD)	$379,637.62
Sponsor Equity IRR ($USD)[1]	7.22%

Permits & Interconnection

Permits

The project received its Building Permit and permission to construct by the Town of New Canaan on March 1st, 2021.

Interconnection

The project achieved Notice to Proceed status on April 2nd, 2021 and is expected to be operational by July 31st, 2021. It has received permission to interconnect, from Eversource, the interconnecting utility.

Site Control

Site Summary

The Project is sites on the rooftop of the West Hill Elementary School in New Canaan, CT. Unrestricted site access has been granted to Energea and the EPC partners through the PPA Contract.

[1]	For Contracted Period Only

Design

Design Summary

The Project will attach Trina solar modules to a standing seam metal roof using an S-5! clamp manufactured by Unirack. The Project will include 776 Trina duomax bi-facial glass modules and multiple 100kW 3-phase Solar Edge inverters. Monitoring will be sourced from the solar edge inverters and fed to Energea’s operations database via API.

Customer

Customer Summary

New Canaan is a town located in Fairfield Country, Connecticut. About an hour’s train ride from Manhattan, the town is considered part of Connecticut’s Gold Coast.

New Canaan’s public school system is consistently ranked among the best in Connecticut and the country.

New Canaan has the highest per capita income in the state of Connecticut at $105,846.

Eversource Energy is a publicly traded Fortune 500 energy company listed on the NYSE under the ticker NU. Headquartered in Hartford, CT and Boston, MA. Eversource serves over 4 million customers throughout Connecticut, Massachusetts, and New Hampshire.

Revenue Contracts Summary

There are two contracts that together combine to realize the full amount of revenue for the Project. The PPA is a contract that binds the West School to purchasing the energy produced by the Project. The second agreement is an ZREC contract where Eversource agrees to purchase the ZREC’s.

PPA

Parties

Phytoplankton Ponus Ridge Solar LLC (“Provider”)

New Canaan Public Schools (“Host”)

Purpose

Host will purchase energy (100%) and solar services from provider for delivery at the Site.

Host will sell all of the energy generated by the system during the term and provide all services to the system necessary for the proper and efficient operation of the system during the term.

Term

The term for the project is for a period of 20 years beginning on the Commercial Operation Date.

Payments

The total effective price of the contract will be $0.0385 per kilo-watt-hour of electricity. This price reflects a 56% discount off the utility rate currently being charged to the West School.

Operations & Maintenance Contract Summary

Parties

Phytoplankton Ponus Ridge Solar LLC (“Client”)

Plankton Asset Management LLC (“Contractor”)

Purpose

Contractor is obligated to ensure the Project reaches its targeted production goals. If production falls below the agreed upon levels, the contractor will be responsible for penalties paid to Energea to compensate for lost revenue.

Term

The term for the contract is for a period of 5 years.

Price

Annual payment by Client of $8.00 multiplied by the nameplate size of the system in Kilowatts DC.

Engineering, Procurement, and Construction

EPC Summary

Engineering for the Project was completed by Arc Design in Elmer, NJ and procurement and construction will be done by Centurion Solar.

Centurion Solar has constructed more than 4,500 solar installations in the United States and Latin America with offices in New Jersey, Mexico, and Columbia.

Both EPC contractors are required to hold all necessary insurance throughout the completion of the works and to name Energea as the beneficiary.

The EPC contractors are required to provide a warranty for all services for 60 months following completion of the works. Additionally, the manufacturer’s warranty for equipment are as follows: 10 years for inverters, 20 years for trackers, and 25 years for modules.

Energea has designed a proprietary EPC contract to be used for all projects ensuring that construction progress and payments are properly aligned and requires contractors to meet a schedule and cost expectations or risk losing profit.

The contract establishes payment terms that make sense based on Energea’s extensive experience with the realities of project management.

The contract provides industry-leading control over the agreement’s costs, schedule, and terms.

Procurement and Construction Contract

Parties

Phytoplankton Ponus Ridge Solar LLC (“Developer”)

Centurion Solar Energy LLC (“Contractor”)

Purpose

The Contractor will provide labor, services, materials and/or equipment to the solar power plant with a name-plate capacity of 299.4 kW DC connected to the grid in the state of Connecticut.

Price

Energea will pay a price of $209,587 ($0.70 per watt DC).

Payments

Payments will only be considered due upon submission of a progress report and invoice from the Contractor and will follow the payment schedule agreed between the parties.

Effectiveness and Term

The agreement shall begin on the execution date and remain in effect until all the Contractor’s obligations are completed.

Supervision

Energea may inspect the work of the Contractor at any time. The Contractor is responsible for providing evidence to show compliance with this agreement.

Termination

Developer may terminate at any time upon written notice without just cause.

EPC Milestones & Payments

Event 1	10% - mobilization
Event 2	30% - racking installed
Event 3	20% - modules wires
Event 4	20% - inverters installed, wired & monitoring installed
Event 5	10% - substantial completion
Event 6	10% - final completion

Key Assumptions

General Info

Entity Name	Phytoplankton Ponus Ridge Solar LLC
Project Location	New Canaan, CT
Installed Capacity (DC)	299.40 kW

The West Elementary School PV Power System is located in Connecticut with an anticipated capacity of 300 kW (DC). The location and size of the power plant are utilized during the design phase and are taken into account when estimating the annual power generation of the facility.

Schedule

Development Start Date	03/01/2021
Notice to Proceed Date	04/02/2021
Commercial Operations Date	07/31/2021
Retirement Date	06/30/2046

The Development Start Date for the project reflects when Energea began any work or expenditures related to the project.

The Notice to Proceed Date reflects when the plant is eligible for interconnection to the local grid.

The Commercial Operations Date reflects when the project begins charging the customer according to the O&M, EPC, PPA and ZREC Agreements.

The Retirement Date reflects the projected end of the useful life of the plant.

Third Parties

Parent Company	Energea Portfolio 4 USA LLC
Offtaker	New Canaan Public Schools
EPC Contractor	Arc Design (Engineering) and Centurion Solar (Procurement and Construction)

The West School solar project is owned by Energea Portfolio 4 USA LLC. The energy customer for the project, also known as the offtaker, is New Canaan Public School. Engineering for the Project was completed by Arc Design in Elmer, NJ and procurement and construction will be done by Centurion Solar.

Uses of Capital and Project Economics

Project Acquisition Cost ($USD)	$210,158.00
Project Hard Costs ($USD)	$209,587.00
Project Soft Costs ($USD)	$0.00
Developer Fee ($USD)	$79,636.62
Total Capital Expenditures ($USD)	$499,381.62
Cost to Energea Portfolio 4 ($USD)	$379,381.62
Debt ($USD)	$0.00
Tax Equity ($USD)	$120,000
Project Payback Period	9.5 years
Sponsor Equity ($USD)	$379,381.62
Sponsor Equity IRR ($USD)[2]	7.22%

[2]	For Contracted Period Only

The total for expected Capital Expenditures for the project is $ 499,381.62 (USD) and is split between hard costs directly related to construction of the project and soft costs covering all other expenses needed for development of the project.

There is a difference between the total equity value of the project and the total Capital Expenditures which reflects all other expenses paid for with contributions from the project and the tax equity.

With the current assumption set, the financial model shows a projected payback period of 9.5 years and an IRR of 7.22%.

Revenue Contract

Contract Type	PPA + ZREC
Contract Term	PPA term 20 years ZREC term 15 years
PPA Rate ($USD / kWh)	$0.0385
ZREC Rate ($USD / kWh)	$0.0950
Estimated Year 1 Revenue	$46,265

The revenue contracts for this project are split between the PPA and ZREC Contracts.

The targeted total fixed rate per kWh for the project at the Commercial Operations date is $0.0385 + $0.0950.

Operating Expenses

Expense	Unit	Price	Escalator	Readjustment	Start Date
O&M	$USD per kWdc per Year	$8.00	2% per Year	December	08/01/2021
Insurance – GL & Property	$USD per month	$151.58	2% per Year	July	08/01/2021

Expense

This field displays the name of the expense being calculated.

Unit (Monthly)

This field lists the unit that corresponds to the expense price. Most expenses are charged in US Dollars ($USD), but some are charged per kilowatt in which case the price is multiplied by the total system size in kilowatts. All expenses are charged on a monthly basis.

Price

This is the total monthly price and corresponds to the proceeding unit.

Escalator

This field is the escalation index that is used to adjust the price annually, adjusted based on either the fixed contracted escalator or CPI.

Readjusted

This field displays the month in which the price will be adjusted to account for escalation. In most cases, the readjustment month corresponds to the month of the start date for the expense when the contract was signed.

Start Date

This field shows the date the expense begins to be charged to the project.

FINANCIAL STATEMENTS

ENERGEA PORTFOLIO 4 USA LLC

FINANCIAL STATEMENT AND
INDEPENDENT AUDITOR’S REPORT

MARCH 11, 2021 (DATE OF INCEPTION)

ENERGEA PORTFOLIO 4 USA LLC

FINANCIAL STATEMENT AND

INDEPENDENT AUDITOR’S REPORT

MARCH 11, 2021 (DATE OF INCEPTION)

180 Glastonbury Boulevard, Suite 400	mahoneysabol.com
Glastonbury, CT 06033

860.541.2000 main	Glastonbury
860.541.2001 fax	Essex

Independent Auditor’s Report

To the Member of

Energea Portfolio 4 USA LLC

Old Saybrook, Connecticut

We have audited the accompanying balance sheet of Energea Portfolio 4 USA LLC as of March 11, 2021 (date of inception), and the related notes.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Energea Portfolio 4 USA LLC as of March 11, 2021 (date of inception), in accordance with accounting principles generally accepted in the United States of America.

/s/ Mahoney Sabol & Company, llp

Certified Public Accountants

Glastonbury, Connecticut

March 31, 2021

ENERGEA PORTFOLIO 4 USA LLC

BALANCE SHEET

MARCH 11, 2021 (DATE OF INCEPTION)

ASSETS

TOTAL ASSETS	$-

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

TOTAL LIABILITIES	$-

MEMBER’S EQUITY (DEFICIT):
Contributions	258
Member’s deficit	(258)
-
$-

See notes to financial statements.

ENERGEA PORTFOLIO 4 USA LLC

NOTES TO FINANCIAL STATEMENT

MARCH 11, 2021 (DATE OF INCEPTION)

NOTE 1 – SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

Business Organization:

The financial statement as of March 11, 2021 (date of inception) includes the accounts of Energea Portfolio 4 USA LLC (the Company). The Company was formed in the State of Delaware on March 11, 2021 to develop, own and manage a portfolio of renewable energy facilities in the United States. The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results. The Company’s projects are expected to create next-generation clean energy jobs and sustainable tax revenues.

The Company’s activities will consist principally of organization and pursuit costs, raising capital, securing investors and project development activity. The Company is currently pursuing projects and securing funding. The Company’s activities are subject to significant risks and uncertainties, including the inability to secure funding to develop its portfolio. The Company’s operations will be funded by the issuance of membership interests, mezzanine, or debt securities. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. The Company anticipates completing an investment in its first project during 2021.

Basis of Presentation:

The financial statement have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP) and the Company has a fiscal year end of December 31.

Use of Estimates:

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Commitments and Contingencies:

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expenses as incurred.

Capitalization and Investment in Project Assets:

A project has four basic phases: (i) development (which includes pre-development), (ii) financing and commodity risk management, (iii) engineering and construction and (iv) operation and maintenance. The development phase is further divided into pre-development and development sub-phases. During the pre-development sub-phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover those costs.

ENERGEA PORTFOLIO 4 USA LLC

NOTES TO FINANCIAL STATEMENT

MARCH 11, 2021 (DATE OF INCEPTION)

NOTE 1 – SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued):

Capitalization and Investment in Project Assets (continued):

Examples of milestones required for a viable project include the following:

●	The identification, selection and acquisition of sufficient area required for a project;

●	The confirmation of a regional electricity market;

●	The confirmation of acceptable electricity resources;

●	The confirmation of the potential to interconnect to the electric transmission grid;

●	The determination of limited environmental sensitivity; and

●	The confirmation of local community receptivity and limited potential for organized opposition.

All project costs are expensed during the pre-development phase. Once the milestones for development are achieved, a project is moved from the pre-development phase into the development and engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress (CIP), and not depreciated until placed into commercial service. Once a project is placed into commercial service, all accumulated costs will be reclassified from CIP to property and equipment, and become subject to depreciation or amortization over a specified estimated life. As of March 11, 2021, the Company had no CIP.

Income Taxes:

No provision for federal income taxes has been made in the financial statement since the Company is wholly-owned by Energea Global, LLC (Global) and therefore is disregarded for federal and state income tax purposes. As such, all income tax attributes of the Company are passed through to Global to report on its income tax return.

NOTE 2 – MEMBER’S EQUITY (DEFICIT):

As of March 11, 2021, Global owns 100% of the outstanding membership interest of the Company.

NOTE 3 – RISKS AND UNCERTAINTIES:

In early March 2020, there was a global outbreak of COVID-19 that resulted in an economic downturn, changes in global supply and demand, and the temporary closure of non-essential businesses in many states. The Company is not able to reliably estimate the length or severity of this outbreak. If the length of the outbreak and related effects on the Company’s operations continues for an extended period of time, there could be material adverse effects to the Company’s financial position, results of operations and cash flows.

NOTE 4 – SUBSEQUENT EVENTS:

The Company is planning to initiate a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities after the issuance of the financial statement.

Management has evaluated subsequent events through March 31, 2021, the date which the financial statement was available for issue.

GLOSSARY OF DEFINED TERMS

Adjusted Operating Cash Flow	For each Project, the actual projected monthly operating cash flows reduced by a fixed percentage to yield an internal rate of return of 6% for the Project.

Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.

Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.

Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).

Company	Energea Portfolio 4 USA LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.

Development Company	A company focused on acquiring and/or developing solar power projects.

Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.

Exchange Act	The Securities Exchange Act of 1934.

Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.

Greenskies	Greenskies Renewable Energy, LLC, a Delaware limited liability company founded by Michael Silvestrini.

Investor	Anyone who purchases Class A Shares in the Offering.

IRR	Internal rate of return.

LLC Agreement	The Company’s Limited Liability Company Agreement dated March 21, 2021.

Manager	Energea Global LLC, a Delaware limited liability company.

Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.

Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.

Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.

Project	A solar power product acquired or developed by the Company.

Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.

Regulations	Regulations issued under the Code by the Internal Revenue Service.

SEC	The U.S. Securities and Exchange Commission.

Securities Act	The Securities Act of 1933.

Site	The Internet site located at www.energea.com.

SPE	The entity we will create to own and operate each Project, typically in the form of a Delaware limited liability company.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Energea Portfolio 4 USA LLC

935 Noble Street

Brooklyn, NY 11222

(860) 316-7466

www.energea.com

June 9, 2021

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on March 11, 2021.

Exhibit 1A-2B	Limited Liability Company Agreement of the Company dated March 21, 2021.

Exhibit 1A-2C	Authorizing Resolution of the Company dated March 21, 2021.

Exhibit 1A-4A	Form of Investment Agreement.

Exhibit 1A-4B	Solar Power Purchase Agreement between Phytoplanlcton Ponus Ridge Solar LLC and New Canaan Public Schools dated December 2, 2020.

Exhibit 1A-4C	Solar Photovoltaic (PV) System Construction Agreement between Centurion Solar Energy LLC and Phytoplankton Ponus Ridge Solar LLC dated December 4, 2020.

Exhibit 1A-4D	Operation and Maintenance Agreement between Phytoplankton Ponus Ridge Solar LLC and Plankton Asset Management LLC dated as of December 11, 2020.

Exhibit 1A-4E	Development and Construction Management Agreement between Plankton Energy LLC and the Company dated March 31, 2021.

Exhibit 1A-4F	Membership Interest Purchase Agreement between Plankton Energy LLC and the Company dated March 30, 2021.

Exhibit 1A-11	Consent of Independent Auditor.

Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.

Exhibit 1A-15.1	Offering Circular dated April 9, 2021 and filed pursuant to Rule 252(d).

Exhibit 1A-15.2	Correspondence to SEC dated June 9, 2021.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, New York on June 9, 2021.

Energea Portfolio 4 USA LLC

By:	Energea Global LLC

By	Michael Silvestrini
Michael Silvestrini, Manager

By	Christopher Sattler
Christopher Sattler, Manager

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Michael Silvestrini
Michael Silvestrini, Director & Co-CEO
June 9, 2021

Christopher Sattler
Christopher Sattler, Director & Co-CEO
June 9, 2021

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